CERTIFICATE OF TRUST

                                       OF

                          ALTERNATIVE INVESTMENT FUNDS

                            A Delaware Business Trust

     THIS Certificate of Trust of Alternative Investment Funds (the "Trust"), dated as of this 10th day of April, 2002 is being duly executed and filed, in order to form a business trust, in accordance with the provisions of the Delaware Business Trust Act (12 Del. C. Section 3801 et seq.)(the "Act") and sets forth the following:

     FIRST: The name of the business trust formed hereby is "Alternative Investment Funds."

     SECOND: The Trust will become, prior to the issuance of shares of beneficial interest, a registered investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

          (a) REGISTERED  OFFICE. The registered office of the Trust in Delaware
     is  Corporation   Service  Company  2711   Centerville   Road,  Suite  400,
     Wilmington, Delaware 19808.

          (b) REGISTERED AGENT. The registered agent for service of process on the Trust in Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19801.

     THIRD: Pursuant to section 3804(a) of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust, established pursuant to the terms of the Declaration of Trust, shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

     IN WITNESS WHEREOF, the Trustee named below does hereby execute this Certificate of Trust as of the date first-above written.




                                                          /s/ Steven R. Samson
                                                          ----------------------
                                                          Steven R. Samson